Exhibit 10(j)

AMENDMENT TO THE
EMERSON ELECTRIC CO. 1997 INCENTIVE SHARES PLAN
SOLELY FOR CODE SECTION 409A COMPLIANCE

WHEREAS, Emerson Electric Co. (“Company”) previously adopted the Emerson Electric Co. 1997 Incentive Shares Plan ( “Plan”); and

WHEREAS, effective January 1, 2005, the Company desires to amend the Plan solely for the purpose of complying with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”);

NOW THEREFORE, effective January 1, 2005, the Plan is amended with respect to all amounts deferred or which become vested under the Plan on or after January 1, 2005 as follows:

1.
Any election to defer receipt of all or part of an award of Performance Shares must be made no later than the close of the Company’s taxable year immediately preceding the first taxable year of the Company in which any services are performed for which such Performance Share award is payable; however, a newly eligible participant may make an election within 30 days after the date he first becomes eligible to participate in the performance program, but only with respect to the portion of the Performance Shares award attributable to services performed after the date of his deferral election. Notwithstanding the foregoing, if the performance period is at least 12 consecutive months and the performance criteria are defined in writing no later than 90 days after the commencement of the period of service to which the criteria relates, a deferral election may be made on or before the date that is six months before the end of the performance period, provided (i) the Participant performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date a deferral election is made; and (ii) the award of Performance Shares has not become readily ascertainable. At the same time the Participant makes an election to defer receipt of a Performance Shares award, he shall also make an election to receive such Performance Shares in either a single distribution or in annual installments over such years as the Participant shall then specify.

2.
In the event a Participant has elected to defer receipt of all or any portion of his award of Performance Shares under a Plan until a specified year, payment shall be made or commence on the first day of such calendar year.

3.
In the event a Participant has elected to defer receipt of all or any portion of his award of Performance Shares under a Plan until his termination of employment, payment shall be made or commence on the first day of the month immediately following his termination date.

4.
In the event that any deferred amount becomes payable due to the Participant’s termination of employment (other than on account of death) and such Participant is a Specified Employee, as determined under Code Section 409A and the regulations promulgated thereunder, payment of any deferred amount that is otherwise scheduled to be or to begin to be distributed shall be made or commence on the first day of the seventh month immediately following the Participant’s termination of employment if such date is later than the date such deferred amount would otherwise be paid or commence to be paid.

5.
In the event of the death during the deferral period of a Participant who has made a deferral election, the unpaid balance of the deferred amount owing to such Participant at the time of death shall be distributed to the Participant’s estate on the first day of the month immediately following the date of the Participant’s death, irrespective of whether or not the deferral period elected has expired.

6.
In all cases in which a deferred amount is payable upon a fixed date, payment is deemed to be made upon the fixed date if the payment is made at such date or a later date within the same calendar year or, if later, by the 15th day of the third calendar month following the specified date. In addition, a payment is treated as made upon the date specified under the Plan if the payment is made no earlier than 30 days before the designated payment date. In no event shall the Participant be permitted, directly or indirectly, to designate the taxable year of the payment.

7.
In the event the Company elects to permit participants to change an election with respect to the time and/or manner of payment of a previously deferred award of Performance Shares, such change shall be filed with the Committee no later than December 31, 2007.

8.	The Committee shall have no discretion with respect to the timing and/or manner of payment of any deferred amount.

Approved by the Compensation Committee of the Board of Directors on the 6th day of August, 2007.